Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Valeritas, Inc.:

We consent to the use of our report dated February 23, 2015, except for note 16, which is as of March 9, 2015, with respect to the consolidated balance sheets of Valeritas, Inc. and its subsidiaries as of December 31, 2013 and 2014, and the related consolidated statements of operations, stockholders’ equity/(deficit), and cash flows for each of the years in the two-year period ended December 31, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 23, 2015, except for note 16, which is as of March 9, 2015, contains an explanatory paragraph that states that the Company has suffered recurring losses and negative cash flows from operations, and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Boston, Massachusetts

March 9, 2015